Exhibit 99.1

Bristol-Myers Squibb Continues Excellent Financial Performance

Led By Double-Digit Global Net Sales Growth and Strong Earnings Results

•	Reports Broad-Based Net Sales Growth of 14% from Continuing Operations

•	Records Growth in GAAP Diluted EPS of $1.29 Compared to $0.43 in 2007; Includes After-Tax Gain of $0.99 Per Share From Sale of ConvaTec

•	Posts 2008 GAAP Diluted EPS from Continuing Operations of $0.30 Compared to $0.38 in 2007

•	Posts Non-GAAP Diluted EPS Growth from Continuing Operations of $0.46 Compared to $0.33 in 2007

•	Raises 2008 GAAP EPS Guidance to $1.61 to $1.66, Subject to Receipt of Cash for ImClone Shares, and Refines 2008 Non-GAAP EPS Guidance to $1.65 to $1.70, Representing Upper Range of Previous Guidance

•	Strengthens Cash Position to $7.2 Billion From $4.0 Billion on June 30, 2008

(NEW YORK, October 23, 2008) — Consistent with recent performance, Bristol-Myers Squibb Company (NYSE:BMY) today reported strong sales growth and earnings performance for the third quarter 2008.

“Bristol-Myers Squibb continues to deliver excellent operating results. With double-digit sales growth in the third quarter and with strong financial results for the first nine months of 2008, we are refining our 2008 non-GAAP earnings-per-share guidance to be between $1.65 to $1.70, which is the upper range of our prior guidance” said James M. Cornelius, chairman and chief executive officer.

“Our recent success gives us confidence that our BioPharma strategy is the right one to help us fulfill our commitments to patients and shareholders,” Cornelius added. “As we continue to demonstrate strong performance in the marketplace, we’re moving forward to attain our goals, both commercially and with the advancement of our new product pipeline. The strength of our balance sheet and cash position enables us to execute our strategy, including our ongoing business development activity.”

Third Quarter 2008

	2008	2007	Change
Net Sales	$5,254	$4,601	14%
Net Earnings	$2,578	$858	200%
Net Earnings From Continuing Operations	$588	$753	(22)%

Net Earnings Per Common Share	1.29	0.43	200%
GAAP Diluted EPS From Continuing Operations	0.30	0.38	(21)%
Non-GAAP Diluted EPS From Continuing Operations	0.46	0.33	39%
($ amounts in millions, except per share amounts)

THIRD QUARTER RESULTS

•

Bristol-Myers Squibb posted third quarter 2008 net sales from continuing operations of $5.3 billion, an increase of 14%, including a 3% favorable foreign exchange impact, compared to the same period in 2007. Pharmaceutical net sales totaled $4.5 billion and sales of Nutritionals totaled $744 million in the third quarter of 2008, representing increases of 15% and 10%, respectively, compared to 2007.

•

U.S. pharmaceutical net sales increased 18% to $2.7 billion in the third quarter of 2008 compared to the same period in 2007, primarily due to strong performance from PLAVIX® and ABILIFY® , and strong results from the HIV and hepatitis portfolio as well as ORENCIA®.

•

International pharmaceutical net sales increased 11%, including a 7% favorable foreign exchange impact, to $1.8 billion in the third quarter of 2008 compared to the same period in 2007. The increase was primarily due to the strong performance of BARACLUDE®, ABILIFY®, SPRYCEL™ and the HIV portfolio.

•

Gross profit as a percentage of net sales improved to 68.9% in the third quarter 2008 compared to 67.9% in 2007. This increase of 1.0% was driven by favorable product mix, cost improvement from productivity initiatives and favorable foreign exchange, partially offset by higher manufacturing rationalization charges in 2008, which accounted for a 0.7% decrease.

•	Marketing, selling and administrative expenses increased by 9%, including an unfavorable 3% foreign exchange impact, to $1.2 billion in the third quarter of 2008 compared to the same period in 2007.

•	Advertising and product promotion spending increased by 7%, including an unfavorable 2% foreign exchange impact, to $362 million in the third quarter of 2008 compared to the same period in 2007.

•	Research and development expenses increased 4%, including an unfavorable 1% foreign exchange impact, to $834 million in the third quarter of 2008 compared to the same period in 2007.

•

The effective tax rate on earnings from continuing operations before minority interest and income taxes was 26.7% for the third quarter of 2008, compared with 23.2% in the third quarter of 2007. The company expects the full year 2008 non-GAAP effective tax rate from continuing operations to be in line with the previously issued guidance of approximately 24%.

•

The company reported third quarter net earnings of $2.6 billion or $1.29 per diluted share, compared to net earnings of $858 million or $0.43 per diluted share for the same period in 2007. The third quarter 2008 net earnings includes a $2.0 billion after-tax gain, or $0.99 per share, attributed to the sale of the company’s ConvaTec business which is recorded in discontinued operations. In addition, the third quarter of 2008 and 2007 net earnings include the impact of specified items as discussed under “Use of Non-GAAP Financial Information.”

•	The company reported earnings from continuing operations of $588 million or $0.30 per diluted share which represented a 21% decrease from prior year primarily due to the impact of specified items.

•

Non-GAAP earnings from continuing operations excluding specified items amounted to $910 million, or $0.46 per diluted share, which represents a 39% increase from the prior year. This increase is driven by higher sales growth, improved gross margins and execution of cost-containment measures.

SELECTED BALANCE SHEET AND CASH UPDATES

•

The company’s financial condition improved significantly during the quarter as a result of $1.4 billion of cash generated from operating activities as well as $4.1 billion in proceeds from the sale of ConvaTec. Cash and cash equivalents were $7.2 billion as of September 30, 2008 of which a significant majority was invested in U.S. Treasury Bills and Treasury-backed securities, consistent with the more conservative approach the company announced it would take earlier in 2008.

•	Net debt, which is defined as short-term borrowings and long-term debt less cash and cash equivalents and marketable securities, was reduced by $4.6 billion to a net cash position of $1.2 billion.

•

An impairment charge of $224 million, $184 million net of tax, related to certain auction rate securities (ARS) was recognized during the three months ended September 30, 2008. The charge was required after an analysis of other-than-temporary impairment factors, including the severity of decline in the securities and current financial market conditions. The carrying value of the $811 million of principal invested in ARS as of December 31, 2007 has been reduced to a remaining amount of $213 million as of September 30, 2008.

BUSINESS DEVELOPMENT UPDATE

Eli Lilly commenced a tender offer to acquire ImClone on October 14, 2008. Based on Bristol-Myers Squibb’s ownership of 14.4 million shares of ImClone, the company expects to receive approximately $1.0 billion in cash upon the closing of the transaction. Bristol-Myers Squibb continues to have long-term marketing rights to ERBITUX in the U.S. and Canada and believes it has rights to ImClone’s investigational compound IMC-11F8.

The company is executing on its strategic priorities for its healthcare group. On August 1, the company announced that it had completed the divestiture of the ConvaTec business unit to Nordic Capital Fund VII and Avista Capital Partners. On September 25, the company announced that Mead Johnson Nutrition Company had filed a registration statement with the U.S. Securities and Exchange Commission for an initial public offering of its Class A common stock.

Bristol-Myers Squibb is focusing on supplementing its internal research and development portfolio with strategic partnerships and acquisitions. In August, the company announced a global alliance with PDL BioPharma to develop and commercialize elotuzumab, an anti-CS1 antibody currently in Phase I development for multiple myeloma.

NEW PRODUCT PIPELINE UPDATE

Bristol-Myers Squibb and its partner AstraZeneca announced on July 23 that the regulatory submissions for ONGLYZA (saxagliptin) were made in both the United States and in Europe on June 30 and July 1, respectively. On September 2, the U.S. Food and Drug Administration (FDA) announced it had accepted the filing.

The following regulatory and data milestones occurred in the third quarter or in October:

•

On October 1, the FDA approved the use of REYATAZ® (atazanavir sulfate) 300 milligram once-daily boosted with ritonavir 100 milligram as part of combination therapy in previously untreated (treatment-naïve) HIV-1 infected patients. This use of once-daily REYATAZ/ritonavir in HIV-1 infected treatment-naïve adult patients is based upon 48-week results from the CASTLE study, which demonstrated similar antiviral efficacy of REYATAZ/ritonavir to twice-daily lopinavir/ritonavir, each as part of HIV combination therapy in treatment-naïve HIV-1 infected adult patients. Data from the CASTLE study were published in the August 23 issue of The Lancet.

•

Bristol-Myers Squibb and its development partner Pfizer announced in August that the primary endpoint was not met in a Phase III study of apixaban – a novel anticoagulant – for prevention of venous thromboembolism (VTE) in patients undergoing total knee replacement. The rate of the primary efficacy endpoint on apixaban was numerically similar to that observed with enoxaparin, but did not meet the pre-specified statistical criteria for non-inferiority compared to enoxaparin. The results of the trial do not necessitate any changes in protocols of any other ongoing apixaban studies. The companies are considering further studies in preventing VTE in knee surgery and will not submit the U.S. filing for VTE prevention in the second half of 2009, as had been previously communicated. Programs directed toward prevention of VTE including EMEA registrational studies, treatment of VTE, and in the prevention of stroke in atrial fibrillation continue as planned.

•

A Phase II study of apixaban (APPRAISE-1) provided encouraging trends suggesting that anticoagulation with apixaban on top of current standards of care and continued beyond the initial hospitalization for acute coronary syndrome may reduce the risk of a second heart attack, stroke or death.

•

The company and its development partner AstraZeneca announced results of phase 3 studies of ONGLYZA™ (saxagliptin), a potential treatment for type 2 diabetes, in September at the European Association for the Study of Diabetes. Data showed ONGLYZA, used in combination with metformin as initial therapy, when added to a sulfonylurea or thiazolidinedione in patients with inadequately controlled type 2 diabetes significantly lowered A1C and demonstrated significant improvements across key measures of glucose control.

•

Bristol-Myers Squibb and its development partner ImClone Systems announced ERBITUX® five-year data showing significant improvement in overall survival for patients with locally or regionally advanced head and neck cancer. In the September 10 issue of the New England Journal of Medicine, the EXTREME study was published and it showed that ERBITUX improved survival in first-line recurrent and/or metastatic head and neck cancer.

•

Bristol-Myers Squibb and its development partner Medarex, Inc. announced in September updated survival data from three phase 2 studies of ipilimumab in patients with advanced metastatic melanoma (stage III or IV) who had been previously treated. Study results showed that approximately half of patients who received ipilimumab (10 mg/kg) remained alive beyond one year.

2008 GUIDANCE

Bristol-Myers Squibb is raising its 2008 earnings guidance for fully diluted earnings per share from continuing operations on a GAAP basis to between $1.61 and $1.66, reflecting an estimated $900 million pre-tax gain ($0.29 per share after tax) from Eli Lilly’s acceptance of the company’s tender of its ImClone shares. If the company does not receive such cash from the tender, the company expects to lower 2008 guidance on a GAAP basis to between $1.32 to $1.37 per share. The company is also refining its 2008 fully diluted earnings per share from continuing operations guidance on a non-GAAP basis to be between $1.65 and $1.70, which is the upper end of its previous guidance. The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling the GAAP and non-GAAP bases are provided in supplemental materials available on the company’s website.

The company reaffirms guidance that it expects non-GAAP earnings per share from continuing operations to grow at a minimum of 15 percent compounded annual growth rate, from the 2007 base through 2010 without rebasing for the agreement to sell the ConvaTec business, excluding costs associated with the Productivity Transformation Initiative and other specified items that have not yet been identified and quantified.

The non-GAAP 2008 guidance and the three-year compound annual growth rate exclude other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinuations of operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for licensing arrangements; payments for in-process research and development; debt retirement costs; impairments to investments; and significant tax events.

The financial guidance for 2008 and the three-year compound annual growth rate exclude the impact of any potential strategic acquisitions and divestitures and further assume that the company and its product partner, sanofi-aventis, maintain U.S. exclusivity for the PLAVIX® patent through at least 2010.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and earnings per share information, adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: charges related to implementation of the Productivity Transformation Initiative and the company’s strategy for Mead Johnson Nutritionals; gains or losses from sale and leaseback of properties and from discontinuations of operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; payments for in-process research and development; impairments to investments; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors (including whether uncertainties in the credit and capital markets or a further deterioration of these markets will lead to future impairments to the company’s investment portfolio), competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appeal of the District court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its Productivity Transformation Initiative, the expiration of patents or data protection on certain products (including the expiration of data protection for PLAVIX® in the European Union), and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement on Mead Johnson Nutrition Company Registration Statement

A registration statement relating to the securities of Mead Johnson Nutrition Company has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted before the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical and company whose mission is to extend and enhance human life.

There will be a conference call on October 23, 2008 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at www.bms.com/ir or by dialing 913-312-9330, confirmation code 7242577. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Brian Henry, 609-252-3337, Communications, Tracy Furey, 609-252-3208, Communications, John Elicker, 212-546-3775, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Pharmaceuticals	$4,510	$3,926	$13,173	$11,234
Nutritionals	744	675	2,175	1,901

Net Sales	$5,254	$4,601	$15,348	$13,135

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and nine months ended September 30, 2008 compared to the three and nine months ended September 30, 2007. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2008	2007	% Change	2008	2007	% Change	% Change in U.S. Total Prescriptions vs. 2007
Three Months Ended September 30,

Pharmaceuticals
Cardiovascular
Plavix	$1,439	$1,254	15%	$1,263	$1,080	17%	7%
Avapro/Avalide	334	309	8%	189	176	7%	(7)%
Pravachol	34	86	(60)%	(18)	17	*	(52)%
Virology
Reyataz	342	273	25%	176	141	25%	18%
Sustiva Franchise (total revenue)	294	237	24%	185	151	23%	15%
Baraclude	144	72	100%	36	22	64%	59%
Oncology
Erbitux	184	185	(1)%	182	183	(1)%	N/A
Taxol	91	102	(11)%	(1)	1	(200)%	N/A
Sprycel	82	46	78%	21	17	24%	29%
Ixempra	25	—	—	24	—	—	N/A
Affective (Psychiatric) Disorders
Abilify	564	420	34%	435	329	32%	26%
Immunoscience
Orencia	119	60	98%	97	57	70%	N/A
Nutritionals
Enfamil	295	281	5%	178	195	(9)%	N/A

*	In excess of +/- 200%

(Continued)

	Worldwide Net Sales			U.S. Net Sales
	2008	2007	% Change	2008	2007	% Change	% Change in U.S. Total Prescriptions vs. 2007
Nine Months Ended September 30,

Pharmaceuticals
Cardiovascular
Plavix	$4,134	$3,381	22%	$3,609	$2,882	25%	26%
Avapro/Avalide	974	876	11%	547	509	7%	(7)%
Pravachol	176	353	(50)%	7	121	(94)%	(78)%
Virology
Reyataz	963	790	22%	495	422	17%	15%
Sustiva Franchise (total revenue)	849	696	22%	531	442	20%	14%
Baraclude	388	176	120%	100	59	69%	60%
Oncology
Erbitux	567	507	12%	560	501	12%	N/A
Taxol	286	308	(7)%	2	9	(78)%	N/A
Sprycel	224	102	120%	62	41	51%	42%
Ixempra	76	—	—	75	—	—	N/A
Affective (Psychiatric) Disorders
Abilify	1,547	1,198	29%	1,186	944	26%	20%
Immunoscience
Orencia	312	156	100%	257	150	71%	N/A
Nutritionals
Enfamil	872	802	9%	536	543	(1)%	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Unaudited, amounts in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Sales	$5,254	$4,601	$15,348	$13,135

Cost of products sold	1,634	1,478	4,874	4,152
Marketing, selling and administrative	1,208	1,105	3,507	3,260
Advertising and product promotion	362	338	1,101	950
Research and development	834	802	2,442	2,338
Acquired in-process research and development	—	—	32	—
Provision for restructuring, net	26	—	67	44
Litigation expense, net	30	—	32	14
Gain on sale of product assets	—	(247)	—	(273)
Equity in net income of affiliates	(164)	(139)	(478)	(393)
Other expense, net (a)	169	8	188	29

Total expenses	4,099	3,345	11,765	10,121

Earnings from Continuing Operations Before Minority Interest and Income Taxes	1,155	1,256	3,583	3,014
Provision for income taxes	308	292	896	535
Minority interest, net of taxes	259	211	730	546

Net Earnings from Continuing Operations	588	753	1,957	1,933

Discontinued Operations:
Earnings, net of taxes	8	105	107	321
Gain on Disposal, net of taxes	1,982	—	1,939	—

	1,990	105	2,046	321

Net Earnings	$2,578	$858	$4,003	$2,254

Earnings per Common Share
Basic:
Net Earnings from Continuing Operations	$0.30	$0.38	$0.99	$0.98
Discontinued Operations:
Earnings, net of taxes	—	0.05	0.06	0.17
Gain on Disposal, net of taxes	1.00	—	0.98	—

Net Earnings per Common Share	$1.30	$0.43	$2.03	$1.15

Diluted:
Net Earnings from Continuing Operations	$0.30	$0.38	$0.98	$0.98
Discontinued Operations:
Earnings, net of taxes	—	0.05	0.05	0.16
Gain on Disposal, net of taxes	0.99	—	0.97	—

Net Earnings per Common Share	$1.29	$0.43	$2.00	$1.14

Average Common Shares Outstanding:
Basic	1,977	1,974	1,976	1,968
Diluted	2,004	2,012	2,006	2,005
(a) Other expense, net
Interest expense	$84	$109	$237	$325
Interest income	(37)	(69)	(111)	(184)
Impairment charge of marketable securities	224	—	247	—
Foreign exchange transaction (gains)/losses	(51)	21	(34)	24
Other, net	(51)	(53)	(151)	(136)

	$169	$8	$188	$29

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Unaudited, dollars in millions)

Three months ended September 30, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$26	$—	$—	$26
Accelerated depreciation and other shutdown costs	53	—	—	—	—	—	53
Process standardization implementation costs	—	28	—	—	—	—	28

	53	28	—	26	—	—	107

Litigation Matters:
Litigation settlement	—	—	—	—	30	—	30

Other:
Mead Johnson Nutritionals charges	—	9	—	—	—	—	9
Product liability	—	—	—	—	—	2	2
Upfront and milestone payments	—	—	37	—	—	—	37
Auction rate securities impairment	—	—	—	—	—	224	224

	$53	$37	$37	$26	$30	$226	409

Income taxes on items above							(87)

(Increase)/Decrease to Net Earnings from Continuing Operations							$322

Three months ended September 30, 2007

	Cost of products sold	Research and development	Gain on sale of product assets	Other (income)/ expense, net	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$(11)	$(11)
Product liability	—	—	—	5	5

	—	—	—	(6)	(6)

Other:
Upfront and milestone payments	—	60	—	—	60
Accelerated depreciation and asset impairment	17		—	—	17
Gain on sale of product assets	—	—	(247)	—	(247)

	$17	$60	$(247)	$(6)	(176)

Income taxes on items above					82

(Increase)/Decrease to Net Earnings from Continuing Operations					$(94)

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Unaudited, dollars in millions)

Nine months ended September 30, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$67	$—	$—	$67
Accelerated depreciation and other shutdown costs	207	—	—	—	—	—	207
Process standardization implementation costs	—	64	—	—	—	—	64
Gain on sale and leaseback of properties	—	—	—	—	—	(9)	(9)

	207	64	—	67	—	(9)	329

Litigation Matters:
Litigation settlement	—	—	—	—	32	—	32

Other:
Mead Johnson Nutritionals charges	—	10	—	—	—	—	10
Product liability	—	—	—	—	—	18	18
Upfront and milestone payments	—	—	88	—	—	—	88
Acquired in-process research & development	—	—	32	—	—	—	32
Auction rate securities impairment	—	—	—	—	—	247	247

	$207	$74	$120	$67	$32	$256	756

Income taxes on items above							(154)

(Increase)/Decrease to Net Earnings from Continuing Operations							$602

Nine months ended September 30, 2007

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Gain on sale of product assets	Total
Litigation Matters:
Litigation settlement	$—	$—	$—	$14	$—	$—	$14
Insurance recovery	—	—	—	—	(11)	—	(11)
Product liability	—	—	—	—	5	—	5

	—	—	—	14	(6)	—	8

Other:
Upfront and milestone payments	—	157	—	—	—	—	157
Downsizing and streamlining of worldwide operations	—	—	44	—	—	—	44
Accelerated depreciation and asset impairment	46	—	—	—	—	—	46
Gain on sale of product assets	—	—	—	—	—	(273)	(273)

	$46	$157	$44	$14	$(6)	$(273)	(18)

Income taxes on items above							37
Change in estimate for taxes on prior year items							(39)

(Increase)/Decrease to Net Earnings from Continuing Operations							$(20)

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Unaudited, amounts in millions except per share data)

	GAAP	Q3 2008 Specified Items*	Non GAAP	GAAP	Q3 2007 Specified Items*	Non GAAP
Net Sales	$5,254		$5,254	$4,601		$4,601
Cost of Products Sold	1,634	(53)	1,581	1,478	(17)	1,461

Gross Profit	3,620	53	3,673	3,123	17	3,140
Gross Margin as % of Sales	68.9%	1.0%	69.9%	67.9%	0.3%	68.2%

Marketing Selling and Admin	1,208	(37)	1,171	1,105		1,105
Advertising and Product Promotion	362		362	338		338

Total SGA	1,570	(37)	1,533	1,443		1,443
SG&A as % of Sales	29.9%	(0.7)%	29.2%	31.4%		31.4%

R&D	834	(37)	797	802	(60)	742

R&D as % of Sales	15.9%	(0.7)%	15.2%	17.4%	(1.3)%	16.1%

Provision for restructuring, net	26	(26)	—	—	—	—
Litigation expense, net	30	(30)	—	—	—	—
Gain on sale of Product Assets	—	—	—	(247)	247	—
Equity in Net Income of Affiliates	(164)	—	(164)	(139)	—	(139)
Other expense/(income), net	169	(226)	(57)	8	6	14

Earnings from Continuing Operations Before Minority Interest & Taxes	$1,155	409	$1,564	$1,256	(176)	$1,080

Provision for income taxes	308	87	395	292	(82)	210

Minority Interest, net of taxes	259		259	211		211

Net Earnings – Continuing Operations	588	322	910	753	(94)	659

Net Earnings – Discontinued Ops	1,990		1,990	105		105

Net Earnings	$2,578	322	$2,900	$858	(94)	$764

Interest Exp on Conv. Of Conv Debt Bonds	4		4	10		10
Net Earnings used for Diluted EPS Calc – Continuing Operations.	$592	322	$914	$763	(94)	$669

Avg Shares (Diluted)	2,004		2,004	2,012		2,012

Diluted EPS – Continuing Operations	$0.30	0.16	$0.46	$0.38	(0.05)	$0.33

Net Earnings – Continuing Operations as a % of sales	11.2%	6.1%	17.3%	16.4%	(2.1)%	14.3%

Effective Tax Rate	26.7%	(1.4)%	25.3%	23.2%	(3.8)%	19.4%

*	Please refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET DEBT CALCULATION

AS OF SEPTEMBER 30, 2008 AND JUNE 30, 2008

(Unaudited, dollars in millions)

	September 30, 2008	June 30, 2008
Cash and cash equivalents	$7,173	$4,047
Marketable securities-current	258	355
Short-term borrowings	(135)	(1,799)
Long-term debt	(6,120)	(6,021)

Net cash / (debt)	$1,176	$(3,418)